Morgan Stanley Finance LLC

March 2022

Preliminary Terms No. 4,526

Registration Statement Nos. 333-250103; 333-250103-01

Dated March 23, 2022

Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. and International Equities

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered PLUS offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Buffered PLUS will pay no interest, provide a minimum payment at maturity of only 20% of the stated principal amount and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket. If the basket has depreciated in value, but the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par. However, if the basket has declined by more than the buffer amount, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 20% of the stated principal amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS. The Buffered PLUS are for investors who seek an equity-based return and who are willing to risk their principal and forgo current income in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the basket. The Buffered PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Buffered PLUS are not secured obligations, and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
	Issuer:	Morgan Stanley Finance LLC
	Guarantor:	Morgan Stanley
	Maturity date:	April 2, 2026
	Original issue price:	$1,000 per Buffered PLUS
	Stated principal amount:	$1,000 per Buffered PLUS
	Pricing date:	March 29, 2022
	Original issue date:	April 1, 2022 (3 business days after the pricing date)
	Aggregate principal amount:	$
	Interest:	None
Basket:	Basket component		Bloomberg ticker symbol	Basket component weighting	Initial basket component value*	Multiplier*
	S&P 500® Index (the “SPX Index”)		SPX	40%
	EURO STOXX® Select Dividend 30 Index (the “SD3E Index”)		SD3E	30%
	Shares of the iShares® MSCI Emerging Markets ETF (the “EEM Shares”)		EEM UP	30%	$

We refer to the SPX Index and the SD3E Index, collectively, as the underlying indices, and the EEM Shares as the underlying shares and, together with the underlying indices, as the basket components.

*The initial basket component values and multipliers will be determined on the pricing date.

Payment at maturity (per Buffered PLUS):

￭If the final basket value is greater than the initial basket value:

$1,000 + the leveraged upside payment

￭If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 20%: $1,000

￭If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 20%:

$(1,000 x basket performance factor) + $200

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. However, under no circumstances will the Buffered PLUS pay less than $200 per Buffered PLUS at maturity.

	Leveraged upside payment:			$1,000 × leverage factor × basket percent change
	Leverage factor:			At least 119.20%. The actual leverage factor will be determined on the pricing date.
	Basket percent change:			(final basket value – initial basket value) / initial basket value
	Buffer amount:			20%
	Minimum payment at maturity:			$200 per Buffered PLUS (20% of the stated principal amount)
	Basket performance factor:			Final basket value / initial basket value
Initial basket value:

100, which will be equal to the sum of the products of the initial basket component values of each of the basket components, as set forth under “Basket—Initial basket component value” above, and the applicable multiplier for each of the basket components, each of which will be determined on the pricing date.

	Final basket value:			The basket closing value on the valuation date.
	Valuation date:			March 30, 2026, subject to postponement for non-index business days or non-trading days, as applicable, and certain market disruption events.
Basket closing value:

The basket closing value on any day is the sum of the products of (i) the basket component closing value of each of the basket components and (ii) the applicable multiplier for such basket component on such date.

Basket component closing value:

In the case of each underlying index, the index closing value as published by the relevant index publisher. In the case of the underlying shares, the closing price of one share of the underlying shares times the adjustment factor for the underlying shares.

Multiplier:

The multipliers will be set on the pricing date based on each basket component’s respective initial basket component value so that each basket component will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Buffered PLUS. See “Basket—Multiplier” above.

	Adjustment factor:			With respect to the underlying shares, 1.0, subject to adjustment for certain events affecting the underlying shares.
	Listing:			The Buffered PLUS will not be listed on any securities exchange.
	CUSIP / ISIN:			61773QTZ2 / US61773QTZ27
	Agent:			Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
	Estimated value on the pricing date:			Approximately $968.50 per Buffered PLUS, or within $30.00 of that estimate. See “Investment Overview” on page 2.
	Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
	Per Buffered PLUS	$1,000	$	$
	Total	$	$	$

(1)The Buffered PLUS will be sold only to investors purchasing the Buffered PLUS in fee-based advisory accounts.

(2)MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(3)See “Use of proceeds and hedging” on page 17.

The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Buffered PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Buffered PLUS” and “Additional Information About the Buffered PLUS” at the end of this document.

References to “we,” “us,” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2020  Index Supplement dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Buffered Performance Leveraged Upside Securities

The Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026 (the “Buffered PLUS”) can be used:

￭As an alternative to direct exposure to the basket that enhances returns for any positive performance of the basket

￭To enhance returns and potentially outperform the basket in a bullish scenario

￭To achieve similar levels of upside exposure to the basket as a direct investment while using fewer dollars by taking advantage of the leverage factor

￭To obtain a buffer against a specified level of negative performance in the basket

Maturity:	Approximately 4 years
Leverage factor:	At least 119.20%. The actual leverage factor will be determined on the pricing date.
Buffer amount:	20%
Minimum payment at maturity:	$200 per Buffered PLUS (20% of the stated principal amount). Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.
Basket weighting:	40% for the SPX Index, 30% for the SD3E Index and 30% for the EEM Shares
Interest:	None

The original issue price of each Buffered PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Buffered PLUS, which are borne by you, and, consequently, the estimated value of the Buffered PLUS on the pricing date will be less than $1,000. We estimate that the value of each Buffered PLUS on the pricing date will be approximately $968.50, or within $30.00 of that estimate. Our estimate of the value of the Buffered PLUS as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Buffered PLUS on the pricing date, we take into account that the Buffered PLUS comprise both a debt component and a performance-based component linked to the basket components. The estimated value of the Buffered PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket components, instruments based on the basket components, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Buffered PLUS?

In determining the economic terms of the Buffered PLUS, including the leverage factor, the buffer amount and the minimum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Buffered PLUS would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Buffered PLUS?

The price at which MS & Co. purchases the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Buffered PLUS and, if it once chooses to make a market, may cease doing so at any time.

March 2022 Page 2

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Buffered PLUS offer leveraged upside exposure to the positive performance of the basket while providing limited protection against negative performance of the basket. Once the basket has decreased in value by more than the specified buffer amount, investors are exposed to the negative performance of the basket, subject to the minimum payment at maturity. At maturity, if the basket has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying basket. At maturity, if the basket has depreciated and (i) if the closing value of the basket has not declined by more than the specified buffer amount, the Buffered PLUS will redeem for par, or (ii) if the closing value of the basket has declined by more than the buffer amount, the investor will lose 1% for every 1% decline beyond the specified buffer amount. Investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns for any positive performance relative to a direct investment in the basket.
Upside Scenario

The basket increases in value, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000 plus at least 119.20% of the basket percent change. The actual leverage factor will be determined on the pricing date.

Par Scenario	The basket declines in value by no more than 20%, and, at maturity, the Buffered PLUS redeem for the stated principal amount of $1,000.
Downside Scenario

The basket declines in value by more than 20%, and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease of the basket in excess of the buffer amount of 20%. (Example: if the basket decreases in value by 50%, the Buffered PLUS will redeem for $700 or 70% of the stated principal amount.) The minimum payment at maturity is $200 per Buffered PLUS.

March 2022 Page 3

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$1,000 per Buffered PLUS
Hypothetical leverage factor:	119.20%
Buffer amount:	20%
Minimum payment at maturity:	$200 per Buffered PLUS

Buffered PLUS Payoff Diagram

The Basket
The Buffered PLUS
Payment at Maturity on the Buffered PLUS
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
PLUS Zone
$1,000 Stated
Principal Amount
Buffer Zone
$200 Minimum Payment
at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Basket Percent Change

How it works

￭Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus 119.20% of the appreciation of the basket over the term of the Buffered PLUS.

￭If the basket appreciates 2%, the investor would receive a 2.384% return, or $1,023.84 per Buffered PLUS.

￭Par Scenario. If the final basket value is less than or equal to the initial basket value but has decreased from the initial basket value by an amount less than or equal to the buffer amount of 20%, investors will receive the stated principal amount of $1,000 per Buffered PLUS.

￭If the basket depreciates 5%, investors would receive the $1,000 stated principal amount.

￭Downside Scenario. If the final basket value is less than the initial basket value and has decreased from the initial basket value by an amount greater than the buffer amount of 20%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the basket in excess of the buffer amount of 20%. The minimum payment at maturity is $200 per Buffered PLUS.

￭For example, if the basket depreciates 60%, investors would lose 40% of their principal and receive only $600 per Buffered PLUS at maturity, or 60% of the stated principal amount.

March 2022 Page 4

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the Buffered PLUS.

Risks Relating to an Investment in the Buffered PLUS

￭The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of your principal. The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount of the Buffered PLUS. If the final basket value is less than 80% of the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decline in the value of the basket from the initial basket value, plus $200 per Buffered PLUS. Accordingly, investors may lose up to 80% of the stated principal amount of the Buffered PLUS.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Buffered PLUS will be affected by the other factors described above. You may receive less, and possibly significantly less, than the stated principal amount per Buffered PLUS if you try to sell your Buffered PLUS prior to maturity.

￭The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS. You are dependent on our ability to pay all amounts due on the Buffered PLUS at maturity and therefore you are subject to our credit risk. The Buffered PLUS are not guaranteed by any other entity. If we default on our obligations under the Buffered PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Buffered PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Buffered PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the Buffered PLUS is not equivalent to investing in the basket components. Investing in the Buffered PLUS is not equivalent to investing directly in the basket components or any of the component stocks of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index or the MSCI Emerging Markets IndexSM. Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or any of the component stocks of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index or the MSCI Emerging Markets IndexSM.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Buffered PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary

March 2022 Page 5

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Buffered PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Buffered PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Buffered PLUS are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Buffered PLUS in the secondary market, absent changes in market conditions, including those related to the basket components, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Buffered PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Buffered PLUS than those generated by others, including other dealers in the market, if they attempted to value the Buffered PLUS. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Buffered PLUS in the secondary market (if any exists) at any time. The value of your Buffered PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Buffered PLUS. MS & Co. may, but is not obligated to, make a market in the Buffered PLUS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Buffered PLUS easily. Because we do not expect that other broker dealers will participate significantly in the secondary market for the Buffered PLUS, the price at which you may be able to trade your Buffered PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Buffered PLUS, it is likely that there would be no secondary market for the Buffered PLUS. Accordingly, you should be willing to hold your Buffered PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS. As calculation agent, MS & Co. will determine the initial basket component values, the multipliers and the final basket value, and will calculate the basket percent change and the amount of cash you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the basket component closing value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Buffered PLUS on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Buffered PLUS (and possibly to other instruments linked to the basket components or component stocks of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index or the MSCI Emerging Markets IndexSM), including trading in the underlying shares or the stocks that constitute the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index or the MSCI Emerging Markets IndexSM as well as in other instruments related to the basket components. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Buffered PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our affiliates also trade the underlying shares or the stocks that constitute the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index or the MSCI Emerging Markets IndexSM and other financial instruments related to the basket components on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. Additionally, such

March 2022 Page 6

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

hedging or trading activities during the term of the Buffered PLUS, including on the valuation date, could adversely affect the closing values of the basket components on the valuation date, and, accordingly, the amount of cash an investor will receive at maturity.

￭The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS. As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Buffered PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Buffered PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed in this document. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Basket Components

￭Changes in the value of one or more of the basket components may offset each other. Value movements in the basket components may not correlate with each other. At a time when the values of one or more basket components increase, the values of the other basket components may not increase as much, or may even decline. Therefore, in calculating the basket components’ performance on the valuation date, increases in the values of one or more basket components may be moderated, or wholly offset, by lesser increases or declines in the values of other basket components.

￭The basket components are not equally weighted. The Buffered PLUS are linked to a basket of three basket components, and the basket components have different weights in determining the value of the basket. The same percentage change in two of the basket components could therefore have different effects on the basket closing value because of the unequal weighting. For example, if the weighting of one basket component is greater than the weighting of another basket component, a 5% decrease in the value of the basket component with the greater weighting will have a greater impact on the basket closing value than a 5% increase in the value of the basket component with the lesser weighting.

￭Adjustments to an underlying index could adversely affect the value of the Buffered PLUS. The publisher of an underlying index can add, delete or substitute the stocks for such underlying such index, and can make other methodological changes that could change the value of such underlying index. Any of these actions could adversely affect the value of the Buffered PLUS. In addition, an index publisher may discontinue or suspend calculation or publication of such underlying index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index for such index that is comparable to the discontinued index and is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index for such index, the payment at maturity on the Buffered PLUS will

March 2022 Page 7

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

be an amount based on the closing prices on the valuation date of the securities constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such underlying index last in effect prior to discontinuance of such index.

￭There are risks associated with investments in securities, such as the Buffered PLUS, linked to the value of foreign (and especially emerging markets) equity securities. The EURO STOXX® Select Dividend 30 Index  is linked to the value of foreign equity securities and the EEM Shares track the performance of the MSCI Emerging Markets IndexSM, which is linked to the value of foreign (and especially emerging markets) equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

In addition, the stocks included in the MSCI Emerging Markets IndexSM and that are generally tracked by the EEM Shares have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

￭The prices of the EEM Shares are subject to currency exchange risk. Because the prices of the EEM Shares are related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets IndexSM, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets IndexSM, the price of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

￭Of particular importance to potential currency exchange risk are:

￭existing and expected rates of inflation;

￭existing and expected interest rate levels;

￭the balance of payments; and

￭the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets IndexSM and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the MSCI Emerging Markets IndexSM the United States and other countries important to international trade and finance.

￭Adjustments to any of the underlying shares or to the MSCI Emerging Markets IndexSM could adversely affect the value of the Buffered PLUS. The investment adviser to the EEM Shares seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets IndexSM. Pursuant to its investment strategy or otherwise, the investment adviser may add, delete or substitute the components of the underlying shares. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS. In addition, the publisher of the share underlying index is responsible for calculating and

March 2022 Page 8

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

maintaining the share underlying index. The index publisher may add, delete or substitute the stocks constituting the share underlying index or make other methodological changes that could change the value of the share underlying index. The index publisher may also discontinue or suspend calculation or publication of the share underlying index at any time. If this discontinuance or suspension occurs following the termination of the underlying shares, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the values of any of the underlying shares and, consequently, the value of the Buffered PLUS.

￭The performance and market price of the underlying shares, particularly during periods of market volatility, may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares. The underlying shares do not fully replicate the share underlying index and may hold securities that are different than those included in the share underlying index.  In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the share underlying index.  All of these factors may lead to a lack of correlation between the performance of the underlying shares and the share underlying index.  In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the underlying shares may impact the variance between the performances of the underlying shares and the share underlying index.  Finally, because the shares of the underlying shares are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying shares may differ from the net asset value per share of the underlying shares.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the underlying shares may be disrupted or limited, or such securities may be unavailable in the secondary market.  Under these circumstances, the liquidity of the underlying shares may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying shares, and their ability to create and redeem shares of the underlying shares may be disrupted. Under these circumstances, the market price of the underlying shares may vary substantially from the net asset value per share of the underlying shares or the level of the share underlying index.

For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the share underlying index, the performance of the component securities of the share underlying index or the net asset value per share of the underlying shares.  Any of these events could materially and adversely affect the price of the underlying shares and, therefore, the value of the Buffered PLUS.  Additionally, if market volatility or these events were to occur on the valuation date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the Buffered PLUS.  If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the underlying shares on the valuation date, even if the underlying shares are underperforming the share underlying index or the component securities of the share underlying index and/or trading below the net asset value per share of the underlying shares.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that can affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Buffered PLUS may be materially and adversely affected.

March 2022 Page 9

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Basket Overview

The basket consists of the S&P 500® Index (the “SPX Index”), the EURO STOXX® Select Dividend 30 Index (the “SD3E Index”) and shares of the iShares® MSCI Emerging Markets ETF (“EEM Shares”) and offers exposure to price movements in the U.S. and international equity markets.

S&P 500® Index. The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

EURO STOXX® Select Dividend 30 Index. The EURO STOXX® Select Dividend 30 Index is a price-return index that tracks the performance of the highest-dividend-yielding stocks across 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. Although the EURO STOXX® Select Dividend 30 Index tracks the performance of high-dividend-yielding companies, it is a price-return index and, therefore, the return on the EURO STOXX® Select Dividend 30 Index will not include any dividends paid on the securities that make up the EURO STOXX® Select Dividend 30 Index. The EURO STOXX® Select Dividend 30 Index is reported by Bloomberg L.P. under the ticker symbol “SD3E.” For additional information about the EURO STOXX® Select Dividend 30 Index, see the information set forth under “Annex A—The EURO STOXX® Select Dividend 30 Index” below.

iShares® MSCI Emerging Markets ETF. The iShares® MSCI Emerging Markets ETF is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index®.  The iShares® MSCI Emerging Markets ETF is managed by iShares, a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets ETF.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at.www.sec.gov.  In addition, information may be obtained from other publicly available sources.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI Emerging Markets IndexSM. The MSCI Emerging Markets IndexSM is a stock index calculated, published and disseminated daily by MSCI Inc. and is intended to provide performance benchmarks for certain emerging equity markets including Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates. The MSCI Emerging Markets IndexSM is described in “MSCI Emerging Markets IndexSM” and “MSCI Global Investable Market Indices Methodology” in the accompanying index supplement.

This document relates only to the Buffered PLUS offered hereby and does not relate to the underlying shares.  We have derived all disclosures contained in this document regarding iShares from the publicly available documents described above.  In connection with the offering of the Buffered PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the Buffered PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the Buffered PLUS and therefore the value of the Buffered PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Buffered PLUS under the securities laws.  As a prospective purchaser of the Buffered PLUS, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying shares.

March 2022 Page 10

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Information as of market close on March 22, 2022:

Basket Component Information as of March 22, 2022
	Bloomberg Ticker Symbol	Current Basket Component Level	52 Weeks Ago	52 Week High	52 Week Low
SPX Index	SPX	4,511.61	3,940.59	(on 1/3/2022): 4,796.56	(on 3/24/2021): 3,889.14
SD3E Index	SD3E	1,776.51	1,833.24	(on 1/13/2022): 2,004.56	(on 3/7/2022): 1,592.43
EEM Shares	EEM UP	$45.47	$53.92	(on 6/2/2021): $56.09	(on 3/14/2022): $41.54

The following graph is calculated based on an initial basket value of 100 on January 1, 2017 (assuming that each basket component is weighted as described in “Basket” on the cover page) and illustrates the effect of the offset and/or correlation among the basket components during such period. The graph does not take into account the terms of the Buffered PLUS, nor does it attempt to show your expected return on an investment in the Buffered PLUS. The historical performance of the basket should not be taken as an indication of its future performance.

Basket Historical Performance January 1, 2017 to March 22, 2022

The following graphs set forth the daily closing values and closing prices, as applicable, of each of the basket components for the period from January 1, 2017 through March 22, 2022. The related tables set forth the published high and low closing values and closing prices, as applicable, as well as end-of-quarter closing values and closing prices, for each of the basket components for each quarter in the same period. The closing values and closing prices, as applicable, for each of the basket components on March 22, 2022 were: (i) in the case of the SPX Index, 4,511.61, (ii) in the case of the SD3E Index, 1,776.51, and (iii) in the case of EEM Shares, $45.47. We obtained the information in the graphs and tables below from Bloomberg Financial Markets, without independent verification. The historical values of the basket components should not be taken as an indication of their future performance, and no assurance can be given as to the basket closing value on the valuation date.

March 2022 Page 11

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index Daily Index Closing Values January 1, 2017 to March 22, 2022

S&P 500® Index	High	Low	Period End
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter (through March 22, 2022)	4,796.56	4,170.70	4,511.61

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. See “S&P 500® Index” in the accompanying index supplement.

March 2022 Page 12

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

EURO STOXX® Select Dividend 30 Index Daily Index Closing Values January 1, 2017 to March 22, 2022

EURO STOXX® Select Dividend 30 Index	High	Low	Period End
2017
First Quarter	2,084.12	1,958.10	2,084.12
Second Quarter	2,146.65	2,016.69	2,025.14
Third Quarter	2,135.02	2,025.14	2,135.02
Fourth Quarter	2,190.13	2,100.02	2,100.02
2018
First Quarter	2,182.31	1,965.04	2,012.22
Second Quarter	2,126.66	1,954.52	1,969.55
Third Quarter	2,054.31	1,944.69	1,978.76
Fourth Quarter	1,981.42	1,757.89	1,795.71
2019
First Quarter	2,018.18	1,784.68	1,962.78
Second Quarter	2,076.79	1,859.92	1,916.94
Third Quarter	1,980.12	1,798.29	1,975.73
Fourth Quarter	2,102.61	1,901.15	2,079.01
2020
First Quarter	2,107.84	1,202.02	1,318.70
Second Quarter	1,560.95	1,221.14	1,417.49
Third Quarter	1,492.52	1,353.06	1,401.86
Fourth Quarter	1,646.56	1,330.91	1,629.60
2021
First Quarter	1,886.08	1,621.03	1,873.22
Second Quarter	1,934.76	1,849.42	1,857.71
Third Quarter	1,948.06	1,819.76	1,879.83
Fourth Quarter	1,954.30	1,860.42	1,945.04
2022
First Quarter (through March 22, 2022)	2,004.56	1,592.43	1,776.51

March 2022 Page 13

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Shares of the iShares® MSCI Emerging Markets ETF Daily Closing Prices January 1, 2017 to March 22, 2022

iShares® MSCI Emerging Markets ETF (CUSIP 464287234)	High ($)	Low ($)	Period End ($)
2017
First Quarter	39.99	35.43	39.39
Second Quarter	41.93	38.81	41.39
Third Quarter	45.85	41.05	44.81
Fourth Quarter	47.81	44.82	47.12
2018
First Quarter	52.08	45.69	48.28
Second Quarter	48.14	42.33	43.33
Third Quarter	45.03	41.14	42.92
Fourth Quarter	42.93	38.00	39.06
2019
First Quarter	43.71	38.45	42.92
Second Quarter	44.59	39.91	42.91
Third Quarter	43.42	38.74	40.87
Fourth Quarter	45.07	40.27	44.87
2020
First Quarter	46.30	30.61	34.13
Second Quarter	41.19	32.67	39.99
Third Quarter	45.55	40.44	44.09
Fourth Quarter	51.70	43.99	51.67
2021
First Quarter	57.96	51.67	53.34
Second Quarter	56.09	52.01	55.15
Third Quarter	54.84	49.50	50.38
Fourth Quarter	52.50	47.44	48.85
2022
First Quarter (through March 22, 2022)	50.85	41.54	45.47

iShares® is a registered mark of BlackRock Fund Advisors or its affiliates (“BFA”). The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BFA. BFA makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS. BFA has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

March 2022 Page 14

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Buffered PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Share underlying index:	The MSCI Emerging Markets IndexSM
Share underlying index publisher:	MSCI Inc. or any successor thereof
Underlying index publishers:	With respect to the SPX Index, S&P Dow Jones Indices LLC, or any successor thereof. With respect to the SD3E Index, STOXX Limited, or any successor thereof.
Postponement of maturity date:

If the valuation date for any basket component is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following such valuation date as postponed.

Bull market or bear market Buffered PLUS:	Bull Market Buffered PLUS
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Buffered PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Buffered PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each stated principal amount of the Buffered PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Buffered PLUS to the trustee for delivery to the depositary, as holder of the Buffered PLUS, on the maturity date.

March 2022 Page 15

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Buffered PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Buffered PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the Buffered PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Buffered PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the Buffered PLUS for more than one year, and short-term capital gain or loss otherwise.

Because the Buffered PLUS are linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the Buffered PLUS will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the Buffered PLUS, including the leveraged upside payment and the fact that the Buffered PLUS are linked to indices in addition to an exchange-traded fund, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the Buffered PLUS were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the Buffered PLUS. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for PLUS for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, as discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Buffered PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities

March 2022 Page 16

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Buffered PLUS and current market conditions, we expect that the Buffered PLUS will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Buffered PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Buffered PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Buffered PLUS.

Both U.S. and non-U.S. investors considering an investment in the Buffered PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Buffered PLUS, including possible alternative treatments, the potential application of the constructive ownership rule, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Buffered PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Buffered PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Buffered PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Buffered PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Buffered PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Buffered PLUS.

On or prior to the pricing date, we expect to hedge our anticipated exposure in connection with the Buffered PLUS by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the underlying shares, in futures and/or options contracts on the basket components or component stocks of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the MSCI Emerging Markets IndexSM listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, could increase the values at or above which the basket components must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Buffered PLUS, including on the valuation date, by purchasing and selling the underlying shares, the stocks constituting S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the MSCI Emerging Markets IndexSM, futures and/or options contracts on the basket components or component stocks of the S&P 500® Index, the EURO STOXX® Select Dividend 30 Index and the MSCI Emerging Markets IndexSM or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the values of the

March 2022 Page 17

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

basket components, and, therefore, adversely affect the value of the Buffered PLUS or the payment you will receive at maturity. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Buffered PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

MS & Co. expects to sell all of the Buffered PLUS that it purchases from us to an unaffiliated dealer at a price of $ per Buffered PLUS, for further sale to certain fee-based advisory accounts at the price to public of $1,000 per Buffered PLUS. MS & Co. will not receive a sales commission with respect to the Buffered PLUS.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Buffered PLUS. When MS & Co. prices this offering of Buffered PLUS, it will determine the economic terms of the Buffered PLUS, including the leverage factor, such that for each Buffered PLUS the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

March 2022 Page 18

Morgan Stanley Finance LLC

Buffered PLUS Based on a Basket Consisting of Two Indices and an Exchange-Traded Fund due April 2, 2026

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Annex A—The EURO STOXX® Select Dividend 30 Index

The EURO STOXX® Select Dividend 30 Index (the “Index”) is a price-return index that tracks the performance of the 30 highest-dividend-yielding stocks selected from the EURO STOXX® Index, which is a broad subset of the STOXX Europe 600® that represents large, mid and small capitalization companies of 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.  Although the Index tracks the performance of high-dividend-yielding companies, it is a price-return index and, therefore, the return on the Index will not include any dividends paid on the securities that make up the Index. The Index is calculated, maintained and published by STOXX Limited.

The Index was created by STOXX Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG.  The Index has a base date of December 30, 1998 and a base value of 1,000. The Index is disseminated on the STOXX Limited website, which sets forth, among other things, the country, industrial sector and weight of each component included in the Index and updates these weightings at the end of each quarter.  Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this document. We have derived all information regarding the Index, including its make-up and method of calculation, from publicly available information, without independent verification.

The Index is composed of the 30 highest-dividend-yielding stocks selected from the EURO STOXX® Index. STOXX first ranks companies from the EURO STOXX® Index based on an outperformance factor equal to the net dividend yield of the company against the net dividend yield of the EURO STOXX® Index in order to form a selection list of up to 60 stocks. A minimum liquidity level is applied for screening purposes. The components are then ranked and all components ranked from 1 to 60 in the selection list remain eligible for inclusion in the Index. The ranking is based on a weight determination described below. If the number of component stocks is ever below 30, the highest-ranked non-components are added until there are 30 stocks. The composition of the Index is reviewed annually in March and is also subject to ongoing maintenance. If STOXX becomes aware of changes relating to the components of the Index, the following index adjustments may occur: if a company cancels one of its dividends, it will be deleted from the Index and a replacement will be implemented two trading days later and become effective on the subsequent trading day; if a company lowers its dividend, it will remain in the Index until the next selection list becomes available.

The weight determination is calculated as follows:

where,

Other than as set forth above, the Index is maintained and calculated using the same general methodology as the EURO STOXX 50® Index. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

The Buffered PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in securities generally or in the Buffered PLUS particularly. The EURO STOXX® Select Dividend 30 Index is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the Buffered PLUS. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the Buffered PLUS into consideration in determining, composing or calculating the EURO STOXX® Select Dividend 30 Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Buffered PLUS to be issued or in the determination or calculation of the equation by which the Buffered PLUS are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE EURO STOXX® SELECT DIVIDEND 30 INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE BUFFERED PLUS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE EURO STOXX® SELECT DIVIDEND 30 INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE EURO STOXX® SELECT DIVIDEND 30 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

“EURO STOXX® Select Dividend 30” and “STOXX®” are registered trademarks of STOXX Limited. The Buffered PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Buffered PLUS.

March 2022 Page 19